Exhibit 99.1
FOR IMMEDIATE RELEASE

SABRA REPORTS FOURTH QUARTER 2017 RESULTS; CLOSES ON ENLIVANT INVESTMENTS; PROVIDES UPDATE ON CCP MERGER EXECUTION; PROVIDES UPDATE ON GENESIS EXODUS; UPDATES 2018 EARNINGS GUIDANCE

IRVINE, Calif., February 21, 2018 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA, SBRAP) today announced results of operations for the fourth quarter of 2017.

“2017 was a transformational year for Sabra. We opportunistically executed our strategy of growth and diversification while simultaneously improving the strength of our balance sheet. We’ve delivered on our promise of building a better REIT for our stakeholders, and we’re not done yet,” said Rick Matros, Sabra CEO and Chairman.
RECENT HIGHLIGHTS (1)

•
For the fourth quarter of 2017, net income attributable to common stockholders, FFO, Normalized FFO, AFFO and Normalized AFFO per diluted common share were $0.57, $0.60, $0.66, $0.60 and $0.60, respectively, compared to $0.31, $0.62, $0.62, $0.59 and $0.54, respectively, for the fourth quarter of 2016.

•
For the fourth quarter of 2017, Normalized AFFO per diluted common share increased 11.1% over the same quarter in 2016 primarily as a result of the completion of the Care Capital Properties, Inc. (CCP) merger in the third quarter of 2017.

•
We completed our CCP portfolio repositioning evaluation and have reduced the expected long-term annual impact on rents from $33.5 million to between $28.2 million and $31.2 million, after adjusting for the anticipated redeployment of proceeds from strategic asset sales. As previously disclosed, one of the repositioning strategies is to sell certain facilities and redeploy the related proceeds in a manner that results in no significant long-term cash rent reduction. The sales of these facilities are estimated to generate proceeds totaling approximately $58.8 million and we expect to largely offset the $5.5 million of current annual cash rents derived from these facilities through the redeployment of the sales proceeds.

•
After giving effect to the anticipated long-term impact on rents, our pro forma Skilled Nursing/Transitional Care EBITDAR Coverage for the 12 months ended December 31, 2017 would have been between 1.38x and 1.40x. This compares to our actual Skilled Nursing/Transitional Care EBITDAR Coverage for the 12 months ended December 31, 2017 of 1.36x, which includes the CCP tenants for the month of September only (the month following the CCP merger). Lease Coverage for the seven Skilled Nursing/Transitional Care facility operators included in our pro forma top 10 relationships (which top 10 relationships represent 63.9% of our pro forma annualized Cash NOI) would have been 1.30x (1.32x excluding Genesis) after giving effect to the anticipated long-term impact on rents from the CCP portfolio repositioning and Genesis’s recently announced restructuring plan.

•	We have fully completed the integration of the CCP portfolio and operations into our Company, ahead of the one year time frame we initially expected.

•
On January 2, 2018, we completed our previously announced transaction with affiliates of Enlivant and TPG Real Estate, the real estate platform of TPG, pursuant to which we acquired (i) a 49% equity interest in an entity that collectively owns 172 Senior Housing communities managed by Enlivant (the “Enlivant Joint Venture”) and (ii) 11 Senior Housing communities under the Senior Housing - Managed structure that are operated by Enlivant pursuant to property management agreements (the “Enlivant Owned Portfolio”). Our investment in the Enlivant Joint Venture and Enlivant Owned Portfolio totaled $491 million, including net working capital. Our purchase price for the Enlivant Owned Portfolio reflected an effective 2% discount to the price we would have paid had we waited to exercise our option on 51% of this portfolio. The joint venture agreement includes an option for us to acquire the remaining majority interest in the Enlivant Joint Venture which terminates on January 2, 2021. Our partner in the Enlivant Joint Venture has the option to transfer its interest commencing on January 2, 2020 subject to our right of first offer.

•
We have begun the process of marketing for sale 46 of our remaining 54 facilities leased to Genesis Healthcare, Inc. (“Genesis”). We expect to retain eight strong-performing facilities having annual cash rents of $10.4 million, which would keep our Genesis exposure below 2% of our pro forma annualized Cash NOI, before any residual rents, as described below. 35 of the 46 facilities are under contract, with expected total sales proceeds of $296.9 million. Those sales are expected to be completed by the third quarter of 2018. Annual cash rents expected to be eliminated upon sale total $25.6 million. These sales are expected to trigger residual rents to be paid to Sabra of $5.2 million per year for the following 4.28 years as provided for in our agreement with Genesis. The remaining 11 facilities, with $10.0 million of annual cash rents, are expected to be sold in 2018 generating sales proceeds of approximately $70.7 million.

•
On December 15, 2017, we exercised our options to acquire a 140 bed Skilled Nursing/Transitional Care facility in Texas for $12.8 million (inclusive of $2.0 million used to repay a portion of our related loan receivable investment), having an initial cash yield of 9.5%, and a 95 unit Senior Housing community in Colorado for $20.7 million (inclusive of $4.9 million used to repay our preferred equity investment in this property), having an initial cash yield of 7.5%. The two accretive investments were sourced through our proprietary development pipeline.

•
In January 2018, we acquired the remaining two Skilled Nursing/Transitional Care facilities that were part of the North American Healthcare portfolio transaction that we executed in the third quarter of 2017. The purchase price for these two facilities was $42.8 million, having an initial cash yield of 8.0%.

•
We have updated our 2018 earnings guidance ranges as follows (per diluted common share): Net income attributable to common stockholders - $2.16 to $2.24 (from $2.09 to $2.15), FFO - $2.31 to $2.39 (from $2.43 to $2.49), Normalized FFO - $2.48 to $2.56 (from $2.48 to $2.54), AFFO - $2.15 to $2.23 (from $2.30 to $2.36) and Normalized AFFO - $2.28 to $2.36 (from $2.33 to $2.39). Normalized FFO per diluted share guidance range is essentially unchanged, and the midpoint of the updated Normalized AFFO per diluted share guidance range decreased by 1.7%.

•
On February 5, 2018, our board of directors declared a quarterly cash dividend of $0.45 per share of common stock. The dividend will be paid on February 28, 2018 to common stockholders of record as of the close of business on February 15, 2018. This dividend represents a 75% payout based on our fourth quarter 2017 Normalized AFFO per share.

•
On February 5, 2018, our board of directors declared a quarterly cash dividend of $0.4453125 per share of Series A preferred stock. The dividend will be paid on February 28, 2018 to preferred stockholders of record as of the close of business on February 15, 2018.

Further commenting on the fourth quarter results, Rick Matros said, “The quarter reflects the execution of Sabra's strategies on all fronts. The CCP merger integration process is complete, and we have finalized our analysis on the CCP portfolio repositioning. Rather than hitting the high end of our previously disclosed potential reduction of annual rents of $33.5 million, we now expect the annual rent reduction from the portfolio repositioning to not exceed $31.2 million and the final amount could be as low as $28.2 million. With respect to our tenant coverages, our Skilled Nursing/Transitional Care portfolio, calculated on a pro forma basis to give effect to the CCP portfolio repositioning, had a healthy EBITDAR Coverage of 1.38x for 2017. During the fourth quarter, we completed the sale of 22 Genesis facilities and we have 76% of the remaining Genesis facilities that we intend to sell under contract. We also committed to reducing our skilled nursing exposure down to where it was prior to the CCP merger. After giving effect to all the transactions we have announced to date, including the sales of the 35 Genesis facilities under contract, our pro forma skilled nursing exposure drops from 74% to 63%, getting us within range of where we were in a relatively short period of time,  albeit as a much stronger credit with investment grade ratings and broad tenant diversification. Also during the fourth quarter, we exercised our purchase options on two facilities in our proprietary development pipeline. Subsequent to year end, we closed the investment in the Enlivant Joint Venture and were able to acquire 11 facilities at lower than the agreed upon option price. For Sabra, this reflects the strengthening of the partnership the Company has with both Enlivant and TPG. We also closed on the acquisition of the final two North American facilities. I greatly appreciate the incredibly good and hard work done by my team over this last year and for the continuing support of the Sabra Board of Directors. ”

2

(1) FFO, Normalized FFO, AFFO, Normalized AFFO, and annualized Cash NOI are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See “Reconciliations of Non-GAAP Financial Measures” for reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable on the Investors section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.

SAME STORE TENANT COVERAGES

	EBITDAR (1)		EBITDARM (1)
Twelve Months Ended December 31,
Property Type	2017	2016	2017	2016
Skilled Nursing/Transitional Care	1.46x	1.49x	1.79x	1.83x
Senior Housing - Leased	1.23x	1.26x	1.39x	1.43x
Specialty Hospitals and Other	2.84x	3.27x	3.29x	3.72x

(1)
Same store EBITDAR Coverage and EBITDARM Coverage (collectively, “Tenant Coverages”) are presented for Stabilized Facilities owned by the Company for the full period in both comparison periods and are presented one quarter in arrears.

PRO FORMA TOP 10 RELATIONSHIPS (1)

		Twelve Months Ended December 31, 2017
Tenant	Primary Facility Type	Number of Properties	Lease Coverage (2)	% of Pro Forma Annualized Cash NOI (3)
Senior Care Centers	Skilled Nursing	38	1.05x	9.8%
Enlivant	Assisted Living	183	NA	9.2%
Genesis Healthcare, Inc. (4)	Skilled Nursing	54	1.25x	8.6%
Avamere Family of Companies (5)	Skilled Nursing	29	1.27x	6.7%
Signature Healthcare	Skilled Nursing	47	1.26x	5.9%
Holiday AL Holdings LP (5) (6)	Independent Living	21	1.11x	5.7%
North American Healthcare (7)	Skilled Nursing	23	1.42x	5.6%
Signature Behavioral	Behavioral Hospitals	6	1.70x	5.1%
Cadia Healthcare	Skilled Nursing	9	1.70x	4.8%
The McGuire Group	Skilled Nursing	7	1.64x	2.5%

(1)
Pro forma top 10 relationship assumes the Enlivant and North American acquisitions completed subsequent to December 31, 2017, the previously announced rent repositioning program for certain of our tenants who were legacy tenants of CCP, the rent reductions for Genesis and the transition of five Skilled Nursing/Transitional Care facilities to an existing Sabra operator were completed at the beginning of the period presented.

(2)
Lease Coverage is defined as the EBITDAR Coverage for Stabilized Facilities operated by the applicable tenant, unless there is a corporate guarantee and the guarantor level fixed charge coverage is a more meaningful indicator of the tenant’s ability to make rent payments. Lease Coverage is for the twelve months ended December 31, 2017 and is presented one quarter in arrears. Lease Coverage for legacy CCP tenants is presented as if these real estate investments were owned by Sabra during the entire period presented and reflects the previously announced rent repositioning program for certain of our tenants who were legacy tenants of CCP and rent reductions for Genesis.

(3) Annualized Cash NOI is a supplemental non-GAAP financial measure that we believe is useful in evaluating the operating performance of real estate investment trusts. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of this non-GAAP financial measure to the GAAP financial measure we consider most comparable on the Investors section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.

(4)	Lease Coverage reflects guarantor level fixed charge coverage, pro forma for rent reductions from Sabra and other Genesis landlords and the impact of recent refinancings.

(5)	Lease Coverage reflects guarantor level fixed charge coverage.

(6)	The Holiday AL Holdings LP portfolio consists of 21 independent living communities which the Company underwrote at a 1.10x EBITDAR Coverage.

(7)	The North American Healthcare portfolio coverage is presented at the underwritten stabilized Lease Coverage level.
PRO FORMA TENANT COVERAGES (1)

Twelve Months Ended December 31, 2017
Coverage
Property Type	EBITDAR	EBITDARM
Skilled Nursing/Transitional Care	1.38x	1.87x
Senior Housing - Leased	1.09x	1.26x
Specialty Hospitals and Other	3.60x	3.91x

(1)
Pro forma Tenant Coverages include properties acquired in the CCP merger that would be considered stabilized during the period presented and the North American Healthcare portfolio as if they were acquired at the beginning of the period presented.

3

LIQUIDITY
As of December 31, 2017, we had approximately $877.4 million of liquidity, consisting of unrestricted cash and cash equivalents of $518.4 million (excluding joint venture cash and cash equivalents) and available borrowings of $359.0 million under our revolving credit facility. Pro forma for the January 2018 investment in the Enlivant Joint Venture and acquisitions of the Enlivant Owned Portfolio and two additional North American Healthcare facilities, available liquidity is reduced by $533.8 million to $343.6 million.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2017 fourth quarter earnings will be held on Thursday, February 22, 2018 at 10:00 a.m. Pacific Time. The dial-in number for U.S. participants is 844-862-3710.  For participants outside the U.S., the dial-in number is 612-979-9902. The conference ID number is 8266039. The webcast URL is https://edge.media-server.com/m6/p/7tjj9h9m. A digital replay of the call will be available on our website at www.sabrahealth.com. The Company’s supplemental information package for the fourth quarter will also be available on the Company’s website in the “Investor Relations” section.
ABOUT SABRA
As of December 31, 2017, Sabra’s investment portfolio included 507 real estate properties held for investment (consisting of (i) 384 Skilled Nursing/Transitional Care facilities, (ii) 88 Senior Housing - Leased communities, (iii) 13 Senior Housing - Managed communities and (iv) 22 Acute Care Hospitals), one investment in a direct financing lease, 22 investments in loans receivable (consisting of (i) two mortgage loans, (ii) two construction loans, (iii) two mezzanine loans, (iv) one pre-development loan and (v) 15 other loans), 12 preferred equity investments and one investment in a specialty valuation firm. As of December 31, 2017, Sabra’s real estate properties held for investment included 53,558 beds/units, spread across the United States and Canada.
FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our planned dispositions (including the expected proceeds from, and timing of, sales), our portfolio repositioning and enhancement, as well as our expected future financial position, results of operations (including our outlook for the full year 2018), cash flows, liquidity, business strategy, growth opportunities, potential investments, and plans and objectives for future operations.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following: our dependence on the operating success of our tenants; operational risks with respect to our Senior Housing - Managed communities; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the anticipated benefits of our merger with Care Capital Properties, Inc. (“CCP”) may not be realized; the anticipated and unanticipated costs, fees, expenses and liabilities related to our merger with CCP; our ability to implement the previously announced rent repositioning program for certain of our tenants who were legacy tenants of CCP on the timing or terms we have previously disclosed; our ability to dispose of facilities currently leased to Genesis Healthcare, Inc. (“Genesis”) on the timing or terms we have previously disclosed; the possibility that Sabra may not acquire the remaining majority interest in the Enlivant Joint Venture; risks associated with our investments in joint ventures; changes in healthcare regulation and political or economic conditions; the impact of required regulatory approvals of transfers of healthcare properties; competitive conditions in our industry; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; our ability to raise capital through equity and debt financings; changes in foreign currency exchange rates; the relatively illiquid nature of real estate investments; the loss of key management personnel or other employees; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; the impact of a failure or security breach of information technology in our operations; our ability to maintain our status as a real estate investment trust (“REIT”); changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT;

4

and the ownership limits and anti-takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our borrowers, most of which are not subject to SEC reporting requirements. Genesis is subject to the reporting requirements of the SEC and is required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to our tenants and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only. Genesis's filings with the SEC can be found at www.sec.gov.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: net operating income ("NOI"), Cash NOI, funds from operations attributable to common stockholders (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

5

SABRA HEALTH CARE REIT, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$166,472	$61,791	$405,647	$260,526
Net operating income	160,541	60,344	387,787	254,823
Net income attributable to common stockholders	101,385	20,615	148,141	60,034
FFO attributable to common stockholders	106,843	40,733	211,267	164,439
Normalized FFO attributable to common stockholders	117,915	40,612	257,539	156,438
AFFO attributable to common stockholders	106,570	38,768	242,278	161,465
Normalized AFFO attributable to common stockholders	107,129	35,668	245,119	148,859
Per share data attributable to common stockholders:
Diluted EPS	$0.57	$0.31	$1.40	$0.92
Diluted FFO	0.60	0.62	2.00	2.51
Diluted Normalized FFO	0.66	0.62	2.43	2.39
Diluted AFFO	0.60	0.59	2.28	2.45
Diluted Normalized AFFO	0.60	0.54	2.31	2.26

Net cash flow provided by operations	$83,715	$42,923	$133,486	$176,739
Investment Portfolio	December 31, 2017	December 31, 2016
Real Estate Properties held for investment (1)	507	183
Real Estate Properties held for investment, gross ($)	$6,334,262	$2,292,345
Total Beds/Units	53,558	18,878
Weighted Average Remaining Lease Term (in months)	108	112
Total Investment in Direct Financing Lease	1	—
Total Investment in Direct Financing Lease, net ($)	$22,980	$—
Total Investments in Loans Receivable	22	10
Total Investments in Loans Receivable, gross ($) (2)	$66,342	$51,432
Total Preferred Equity Investments	12	12
Total Preferred Equity Investments, gross ($)	$48,482	$45,190
Debt	December 31, 2017	December 31, 2016
Principal Balance
Fixed Rate Debt	$1,460,702	$863,638
Variable Rate Debt - Swapped (3)	944,587	338,000
Variable Rate Debt - Floating	994,500	26,000
Total Debt	$3,399,789	$1,227,638
Cash	(518,632)	(25,663)
Facility Sales Proceeds Held in Restricted Cash	$(57,512)	$—
Net Debt (4)	$2,823,645	$1,201,975
Weighted Average Effective Interest Rate
Fixed Rate Debt	5.17%	5.16%
Variable Rate Debt - Swapped (3)	2.66%	2.99%
Variable Rate Debt - Floating	2.92%	2.77%
Total Debt	3.81%	4.51%
% of Total
Fixed Rate Debt	42.9%	70.3%
Variable Rate Debt - Swapped (3)	27.8%	27.5%
Variable Rate Debt - Floating	29.3%	2.2%

Availability Under Revolving Credit Facility	$359,000	$474,000
Available Liquidity (5)	$877,419	$499,547

(1)	Real Estate Properties held for investment include Senior Housing - Managed communities.

(2)	Total Investments in Loans Receivable consists of principal plus capitalized origination fees net of discounts and loan loss reserves.

(3)
As of December 31, 2017, Variable Rate Debt - Swapped includes $845.0 million subject to swap agreements that fix LIBOR at a weighted average rate of 1.19%, and $71.7 million (CAD $90.0 million) and $27.9 million (CAD $35.0 million) subject to swap agreements that fix the Canadian Dollar Offered Rate (“CDOR”) at 1.59% and 0.93%, respectively.

(4)	Net Debt excludes deferred financing costs, net and premiums/discounts, net.

(5)	Available Liquidity represents unrestricted cash, excluding cash associated with the consolidated joint venture, and availability under the revolving credit facility.

6

2018 OUTLOOK UPDATE

The table below sets forth our updated 2018 full year guidance:

	Low	High
Net income attributable to common stockholders	$2.16	$2.24
Add:
Depreciation and amortization	0.99	0.99
Gain on sale of real estate	(0.84)	(0.84)

FFO attributable to common stockholders	$2.31	$2.39

Write-off of capitalized preferred equity issuance costs	0.03	0.03
Write-off of above market lease intangibles	(0.05)	(0.05)
CCP transition costs	0.01	0.01
Loss on extinguishment of debt	0.18	0.18
Normalized FFO attributable to common stockholders	$2.48	$2.56

FFO attributable to common stockholders	$2.31	$2.39
Stock-based compensation expense	0.05	0.05
Straight-line rental income adjustments	(0.28)	(0.28)
Amortization of above/below market lease intangibles	(0.02)	(0.02)
Amortization of deferred financing costs	0.05	0.05
Write-off of above market lease intangibles	(0.05)	(0.05)
Write-off of capitalized preferred equity issuance costs	0.03	0.03
Non-cash portion of loss on extinguishment of debt	0.06	0.06
Provision for doubtful straight-line rental income, loan losses and other reserves	0.01	0.01
Non-cash interest income adjustments	(0.01)	(0.01)

AFFO attributable to common stockholders	$2.15	$2.23

Loss on extinguishment of debt	0.12	0.12
CCP transition costs	0.01	0.01
Normalized AFFO attributable to common stockholders	$2.28	$2.36
The updated 2018 Outlook includes the following:

•
The investment in the Enlivant Joint Venture and the acquisitions of the Enlivant Owned Portfolio and the two additional North American Healthcare facilities that were completed in early 2018, approximately $120 million of future investments we expect to make in 2018 related to our proprietary development pipeline and additional committed investments totaling $82 million. The weighted average annual cash yield of these future investments is estimated to be 8.2%.

•
$28.2 million of long-term rent reductions related to the CCP portfolio repositioning as though such reductions were effective January 1, 2018 and short term rent loss of $5.5 million associated with the sales of certain assets generating estimated sales proceeds of $58.8 million.  The lost rents associated with these asset sales are expected to be replaced during 2018 by the future investments described above.

•
The expected sales of the remaining 46 Genesis facilities, reducing total annual cash rents by $31.7 million and providing an estimated $367.6 million of gross proceeds.  We continue to expect such sales to occur throughout the remainder of 2018 and as such our outlook continues to approximate a mid-year elimination of such rents.

•	Additional asset sales with expected sales proceeds of $105.6 million.

•	The retirement of our 5.8 million shares of 7.125% Series A Cumulative Redeemable Preferred Stock in the first half of 2018.

•	The refinancing of our $500 million of 5.5% senior unsecured notes due 2021 and $200 million of 5.375% senior unsecured notes due 2023 during the second half of 2018.
Except as otherwise noted above, the foregoing projections reflect management's view of current and future market conditions. There can be no assurance that the Company's actual results will not differ materially from the estimates set forth above. Except as otherwise required by law, the Company assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

7

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Rental income	$150,918	$57,833	$364,191	$225,275
Interest and other income	6,964	1,981	15,026	27,463
Resident fees and services	8,590	1,977	26,430	7,788

Total revenues	166,472	61,791	405,647	260,526

Expenses:
Depreciation and amortization	51,592	17,199	113,882	68,472
Interest	32,222	15,734	88,440	64,873
Operating expenses	5,931	1,447	17,860	5,703
General and administrative	8,242	4,159	32,401	17,672
Merger and acquisition costs	505	(25)	30,255	1,197
Provision for doubtful accounts and loan losses	9,659	2,257	17,113	5,543
Impairment of real estate	1,326	—	1,326	29,811

Total expenses	109,477	40,771	301,277	193,271

Other income (expense):
Loss on extinguishment of debt	—	—	(553)	(556)
Other income	49	5,332	3,170	10,677
Net gain (loss) on sales of real estate	47,415	(2,919)	52,029	(6,122)

Total other income (expense)	47,464	2,413	54,646	3,999

Income before income tax expense	104,459	23,433	159,016	71,254

Income tax expense	(490)	(263)	(651)	(1,049)

Net income	103,969	23,170	158,365	70,205

Net (income) loss attributable to noncontrolling interests	(24)	5	18	71

Net income attributable to Sabra Health Care REIT, Inc.	103,945	23,175	158,383	70,276

Preferred stock dividends	(2,560)	(2,560)	(10,242)	(10,242)

Net income attributable to common stockholders	$101,385	$20,615	$148,141	$60,034

Net income attributable to common stockholders, per:

Basic common share	$0.57	$0.32	$1.40	$0.92

Diluted common share	$0.57	$0.31	$1.40	$0.92

Weighted-average number of common shares outstanding, basic	178,234,481	65,286,722	105,621,242	65,284,251

Weighted-average number of common shares outstanding, diluted	178,428,200	65,671,345	105,842,434	65,520,672

8

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31,
	2017	2016
Assets
Real estate investments, net of accumulated depreciation of $340,423 and $282,812 as of December 31, 2017 and 2016, respectively	$5,994,432	$2,009,939
Loans receivable and other investments, net	114,390	96,036
Cash and cash equivalents	518,632	25,663
Restricted cash	68,817	9,002
Lease intangible assets, net	167,119	26,250
Accounts receivable, prepaid expenses and other assets, net	168,887	99,029
Total assets	$7,032,277	$2,265,919

Liabilities
Secured debt, net	$256,430	$160,752
Revolving credit facility	641,000	26,000
Term loans, net	1,190,774	335,673
Senior unsecured notes, net	1,306,286	688,246
Accounts payable and accrued liabilities	102,523	39,639
Lease intangible liabilities, net	98,015	—
Total liabilities	3,595,028	1,250,310

Equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, 5,750,000 shares issued and outstanding as of December 31, 2017 and 2016	58	58
Common stock, $.01 par value; 250,000,000 shares authorized, 178,255,843 and 65,285,614 shares issued and outstanding as of December 31, 2017 and 2016, respectively	1,783	653
Additional paid-in capital	3,636,913	1,208,862
Cumulative distributions in excess of net income	(217,236)	(192,201)
Accumulated other comprehensive income (loss)	11,289	(1,798)
Total Sabra Health Care REIT, Inc. stockholders’ equity	3,432,807	1,015,574
Noncontrolling interests	4,442	35
Total equity	3,437,249	1,015,609
Total liabilities and equity	$7,032,277	$2,265,919

9

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$158,365	$70,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113,882	68,472
Amortization of above and below market lease intangibles, net	(912)	—
Non-cash interest income adjustments	(769)	582
Non-cash interest expense	7,776	5,678
Stock-based compensation expense	8,359	7,496
Loss on extinguishment of debt	553	556
Straight-line rental income adjustments	(29,440)	(21,984)
Provision for doubtful accounts and loan losses	17,113	5,543
Change in fair value of contingent consideration	(426)	(1,526)
Net (gain) loss on sales of real estate	(52,029)	6,122
Impairment of real estate	1,326	29,811
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets	(16,734)	(1,981)
Accounts payable and accrued liabilities	(67,257)	11,462
Restricted cash	(6,321)	(3,697)
Net cash provided by operating activities	133,486	176,739
Cash flows from investing activities:
Acquisition of real estate	(419,905)	(153,579)
Cash received in CCP merger	77,859	—
Origination and fundings of loans receivable	(17,239)	(9,675)
Origination and fundings of preferred equity investments	(2,749)	(7,348)
Additions to real estate	(6,954)	(1,003)
Repayment of loans receivable	32,430	215,962
Repayment of preferred equity investments	3,755	—
Net proceeds from sale of real estate	92,731	98,006
Net cash (used in) provided by investing activities	(240,072)	142,363
Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility	253,000	(229,000)
Proceeds from term loans	181,000	69,360
Principal payments on secured debt	(4,145)	(14,768)
Payments of deferred financing costs	(15,337)	(5,937)
Payment of contingent consideration	(382)	—
Distributions to noncontrolling interests	(30)	—
Issuance of common stock, net	366,800	(1,289)
Dividends paid on common and preferred stock	(182,089)	(119,264)
Net cash provided by (used in) financing activities	598,817	(300,898)
Net increase in cash and cash equivalents	492,231	18,204
Effect of foreign currency translation on cash and cash equivalents	738	25
Cash and cash equivalents, beginning of period	25,663	7,434
Cash and cash equivalents, end of period	$518,632	$25,663

10

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)

	Year Ended December 31,
	2017	2016
Supplemental disclosure of cash flow information:
Interest paid	$69,686	$59,234
Income taxes paid	$714	$854
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of business in CCP merger	$3,726,092	$—
Assumption of indebtedness in CCP merger	$(1,751,373)	$—
Stock exchanged in CCP merger	$(2,052,578)	$—
Real estate acquired through loan receivable foreclosure	$19,096	$10,100
Proceeds from sale of real estate held by exchange accommodation titleholder variable interest entities	$57,512	$—
Decrease in loans receivable and other investments due to acquisition of real estate	$(6,913)	$—

11

REPORTING DEFINITIONS

Ancillary Supported Tenant. A tenant, or one of its affiliates, that owns one or more ancillary businesses that depends on providing services to the residents of the properties leased by the affiliated operating company (Sabra's tenant) for a meaningful part of the ancillary business's profitability.
Cash Net Operating Income (“Cash NOI”).* The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. We consider Cash NOI an important supplemental measure because it allows investors, analysts and our management to evaluate the operating performance of our investments. We define Cash NOI as total revenues less operating expenses and non-cash revenues. Cash NOI excludes all other financial statement amounts included in net income.
EBITDAR. Earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) for a particular facility accruing to the operator/tenant of the property (not the Company) for the period presented. EBITDAR includes an imputed management fee of 5.0% of revenues for Skilled Nursing/Transitional Care facilities and Senior Housing - Leased communities and an imputed management fee of 2.5% of revenues for Specialty Hospitals and Other facilities. The Company uses EBITDAR in determining EBITDAR Coverage. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.
EBITDAR Coverage. Represents the ratio of EBITDAR to recognized rent for owned facilities (excluding Senior Housing - Managed). EBITDAR Coverage is a supplemental measure of an operator/tenant’s ability to meet their cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR. EBITDAR Coverage includes only Stabilized Facilities and excludes significant tenants with meaningful credit enhancement through guarantees (which include Genesis, Holiday and three former CCP tenants), two Ancillary Supported Tenants and facilities for which data is not available or meaningful.
EBITDARM. Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. The usefulness of EBITDARM is limited by the same factors that limit the usefulness of EBITDAR. Together with EBITDAR, the Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which vary based on operator/tenant and its operating structure.
EBITDARM Coverage. Represents the ratio of EBITDARM to recognized rent for owned facilities (excluding Senior Housing - Managed). EBITDARM Coverage is a supplemental measure of an operator/tenant’s ability to meet their cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes significant tenants with meaningful credit enhancement through guarantees (which include Genesis, Holiday and three former CCP tenants), two Ancillary Supported Tenants and facilities for which data is not available or meaningful.
Fixed Charge Coverage Ratio. EBITDAR (including adjustments for one-time and pro forma items) for the period indicated (one quarter in arrears) for all operations of any entities that guarantee the tenants' lease obligations to the Company divided by the same period cash rent expense, interest expense and mandatory principal payments for operations of any entity that guarantees the tenants' lease obligation to the Company. Fixed Charge Coverage is a supplemental measure of a guarantor's ability to meet the operator/tenant's cash rent and other obligations to the Company should the operator/tenant be unable to do so itself. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR. Fixed Charge Coverage is calculated by the Company as described above based on information provided by guarantors without independent verification by the Company and may differ from similar metrics calculated by the guarantors.
Funds From Operations Attributable to Common Stockholders (“FFO”) and Adjusted Funds from Operations Attributable to Common Stockholders (“AFFO”). * The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. The Company also believes that Funds From Operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and Adjusted Funds from Operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company's operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income attributable to common stockholders, as defined by GAAP. FFO is defined as net income attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, and real estate impairment charges. AFFO is defined as FFO excluding merger and acquisition costs, stock-based compensation expense, straight-line rental income adjustments, amortization of above and below market lease intangibles, net, non-cash interest income adjustments, non-cash interest expense, as well as other non-cash revenue and expense items (including non-cash portion of loss on extinguishment of debt, change in fair value of contingent consideration, provision for doubtful straight-line rental income, loan losses and other reserves, ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests). The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company's operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing

12

REPORTING DEFINITIONS

comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income attributable to common stockholders as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than the Company does.
Investment. Represents the carrying amount of real estate assets after adding back accumulated depreciation and amortization and excludes net intangible assets and liabilities. Investment also includes the Company's pro rata share of the real estate assets held in the Company's unconsolidated joint venture.
Net Operating Income (“NOI”).* The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. We consider NOI an important supplemental measure because it allows investors, analysts and our management to evaluate the operating performance of our investments. We define NOI as total revenues less operating expenses. NOI excludes all other financial statement amounts included in net income.
Normalized FFO and Normalized AFFO. Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.
Senior Housing. Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.
Senior Housing - Leased. Senior Housing - Leased communities consist of Senior Housing communities other than Senior Housing - Managed communities.
Senior Housing - Managed. Senior Housing - Managed communities consist of Senior Housing communities operated by third-party property managers pursuant to property management agreements.
Skilled Nursing/Transitional Care. Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.
Specialty Hospitals and Other. Includes acute care, long-term acute care, rehabilitation and behavioral hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care or Senior Housing.
Stabilized Facility. At the time of acquisition, the Company classifies each facility as either stabilized or pre-stabilized. In addition, the Company may classify a facility as pre-stabilized after acquisition. Circumstances that could result in a facility being classified as pre-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities will be reclassified to stabilized upon maintaining consistent occupancy (85% for Skilled Nursing/Transitional Care Facilities and 90% for Senior Housing Communities) but in no event beyond 24 months after the date of classification as pre-stabilized. Stabilized Facilities exclude (i) Senior Housing - Managed communities, (ii) facilities held for sale, (iii) facilities being sold pursuant to the Company's CCP portfolio repositioning, (iv) facilities being transitioned from leased by the Company to being operated by the Company, and (v) facilities acquired during the three months preceding the period presented.
Total Debt. The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness.
Total Debt, Net. The carrying amount of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness, as reported in the Company’s consolidated financial statements.
*Non-GAAP Financial Measures. Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.

13